Filed pursuant to 424(b)(3)
Registration #333-118860

SUPPLEMENT NO. 2
DATED JANUARY 4, 2005
TO THE PROSPECTUS DATED DECEMBER 21, 2004
OF INLAND WESTERN RETAIL REAL ESTATE TRUST, INC.

We are providing this Supplement No. 2 to you in order to supplement our prospectus. This supplement updates information in the "Management", "Real Property Investments", and "Plan of Distribution" sections of our prospectus. This Supplement No. 2 supplements, modifies or supersedes certain information contained in our prospectus, and Supplement No. 1 dated December 29, 2004, and must be read in conjunction with our prospectus.

Management

The discussion under "Term of the advisory agreement" section which starts on page 79 of our prospectus has been modified and supplemented by the following:

Term of the Advisory Agreement

On December 28, 2004, the advisory agreement between Inland Western Retail Real Estate Trust, Inc. (the "Company") and Inland Western Retail Real Estate Advisory Services, Inc. (the "Business Manager/Advisor") was amended and restated. The Business Manager/Advisor is owned by the Company's sponsor, and all of the Company's agreements and arrangements with the Business Manager/Advisor and its affiliates, including those relating to compensation, are not the result of arm's length negotiations but the Company believes that the fee it pays is equal to or less than the fee that would be payable to an unaffiliated third-party providing such service. The advisory agreement was amended and restated to include an initial term of one year instead of three years.

Real Property Investments

The discussion under this section, which starts on page 110 of our prospectus, is modified and supplemented by the following information regarding properties we have acquired or intend to acquire.

Shoppes at Lake Andrew, Viera, Florida

On December 30, 2004, we purchased an existing shopping center known as Shoppes at Lake Andrew, containing 144,733 of gross leasable square feet. The center is located at Wickham and I-95 in Viera, Florida.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $28,300,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $196 per square foot of leasable space.

We purchased this property with our own funds and by assuming the existing mortgage debt on the property. The outstanding balance on the mortgage debt at the date of acquisition was $15,800,000. This loan requires interest only payments at an annual interest rate of 5% until December 31, 2009. The loan then reverts to monthly principal and interest payments at an annual interest rate of 6.54%, and matures in March 2014.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Three tenants, Ross Dress for Less, Linens 'N Things and Rag Shop, each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Ross Dress for Less	30,187	21	9.50	02/04	01/16

Linens 'N Things	28,240	19	12.50	01/04	01/14

Rag Shop	19,976	14	11.00	11/03	11/13

For federal income tax purposes, the depreciable basis in this property will be approximately $21,225,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Shoppes at Lake Andrew was built in 2003. As of December 1, 2004, this property was 100% occupied, with a total of 144,733 square feet leased to 18 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
EB Games	1,800	08/08	43,200	24.00
Hair Cuttery	1,200	08/08	32,400	27.00
Asian Wok	1,200	09/08	32,400	27.00
Mattress Barn	4,520	10/08	83,620	18.50
The Blind Spot	1,200	01/09	31,200	26.00
Sonus, USA	900	01/09	29,700	33.00
Subway	1,200	02/09	31,200	26.00
Dress Barn	4,309	06/09	79,716	18.50
Your House Interiors	9,748	07/09	151,094	15.50
Payless Shoesource	2,700	06/13	59,400	22.00
Cellular Express	1,200	08/13	33,372	27.81
Professional Nail	1,200	08/13	31,200	26.00
Petco	13,758	09/13	213,249	15.50
Shoe Carnival	10,800	10/13	135,000	12.50
Rag Shop	19,976	11/13	219,736	11.00
Linens 'N Things	28,240	01/14	353,000	12.50
Pier 1 Imports	10,595	02/14	190,710	18.00
Ross Dress for Less	30,187	01/16	286,776	9.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Pleasant Run Towne Crossing, Cedar Hill, Texas

On December 30, 2004, we purchased a portion of a newly constructed shopping center known as Pleasant Run Towne Crossing, which will contain 225,430 of gross leasable square feet (which includes 20,200 of ground lease space) when construction is completed. The portion we purchased contains 201,587 gross leasable square feet (which includes the ground lease space). The remaining 23,843 of gross leasable square feet is expected to be completed by spring 2005, at which time we anticipate purchasing the remaining square feet. The center is located at Pleasant Run and Highway 67, in Cedar Hill, Texas.

We purchased this property from an unaffiliated third party. Our acquisition cost for this portion of the property was approximately $35,370,000. The total acquisition cost for the remaining portion of the shopping center is expected to be $6,093,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost for this portion of the property was approximately $175 per square foot of leasable space.

We purchased this property with our own funds. On December 30, 2004, we obtained financing in the amount of $22,800,000. The loan requires interest only payments at an annual rate of 5.215% and matures in January 2010.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Oshman's and Circuit City, will lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of	Per Square
	GLA Leased	GLA we	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	purchased	Annum ($)	Beginning	To
Oshman's	40,954	20	10.00	05/04	01/15

Circuit City	32,570	16	14.00	11/03	01/18

For federal income tax purposes, the depreciable basis in the portion of the property we purchased will be approximately $26,528,000. The depreciable basis in the entire property will be approximately $31,097,000 once we purchase the remaining portion. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The portion of Pleasant Run Towne Crossing that we purchased was newly constructed in 2004. As of December 1, 2004, the portion of the property we purchased was 100% occupied, with a total of 201,587 square feet leased to 19 tenants and three ground lease tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
H&R Block	1,500	04/09	25,500	17.00
Sleep Experts	4,500	05/09	99,000	22.00
Luxury Nails	1,200	07/09	25,200	21.00
Mattress Firm	6,000	07/09	132,000	22.00
ASAP Mail & Pack	2,000	08/09	40,000	20.00
Brook Mays Music	6,250	08/09	112,500	18.00
The Maytag Store	5,225	09/09	94,050	18.00
Justice Just for Girls	4,500	01/10	81,000	18.00
Bed, Bath & Beyond	22,000	01/14	220,000	10.00
Bombay Company	4,500	02/14	81,000	18.00
Half Price Books	10,108	02/14	121,296	12.00
Michaels	21,276	03/14	223,398	10.50
Mother's Work	1,805	03/14	36,100	20.00
Zales Jewelry	3,000	04/14	66,000	22.00
Panera Bread	4,999	07/14	119,976	24.00
The Vitamin Shop	5,000	08/14	135,000	27.00
The Little Gym	4,000	09/14	72,000	18.00
Oshman's	40,954	01/15	409,540	10.00
Circuit City	32,570	01/18	455,980	14.00
JP Morgan Chase Bank (Ground Lease)	4,700	05/24	85,000	N/A
Saltgrass Steakhouse (Ground Lease)	8,500	05/24	85,000	N/A
Joe's Crab Shack (Ground Lease)	7,000	05/24	75,000	N/A

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Newnan Crossing, Newnan, Georgia

On December 30, 2004, we purchased another portion of a newly constructed shopping center known as Newnan Crossing Phase II, which will contain 98,290 of gross leasable square feet (including 30,000 square feet of ground lease space) when completed. The portion we purchased contains 72,610 gross leasable square feet (which includes the ground lease space). The remaining 25,680 of gross leasable square feet is expected to be completed by spring 2005, at which time we anticipate purchasing the remaining square feet. The center is located at 591 Bullsboro Drive in Newnan, Georgia

We purchased this portion of the property from an unaffiliated third party. Our acquisition cost for this portion of the property was approximately $9,149,000. The total acquisition cost for the remaining portion of the shopping center is expected to be approximately $5,922.000.This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost for this portion of the property was approximately $126 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Two tenants, Babies "R" Us (Ground Lease), and HH Gregg each lease more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate	% of	Per Square
	GLA Leased	GLA we	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	purchased	Annum ($)	Beginning	To
Babies "R" Us (Ground Lease)	30,000	41	N/A	12/04	01/15

HH Gregg	30,000	41	9.50	10/04	10/19

For federal income tax purposes, the depreciable basis in the portion of the property we purchased was approximately $6,862,000. The depreciable basis in the entire property will be approximately $11,303,000 once we purchase the remaining portion. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

The portion of Newnan Crossing II that we purchased was newly constructed during 2004. The remaining portion of the property is currently in the process of leasing up the vacancies and certain tenants are in negotiations for retail space within the shopping center. As of December 1, 2004, the portion of the property we purchased was 100% occupied, with a total 72,610 square feet leased to five tenants and one ground lease. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Norwalk	5,000	10/09	90,000	18.00
Curves for Women	1,600	10/09	28,800	18.00
The Original Mattress Factory	3,000	11/09	54,750	18.25
Mama Fu's Asian House	3,000	11/14	66,000	22.00
Babies "R" Us (Ground Lease)	30,000	01/15	172,500	N/A
HH Gregg	30,000	10/19	285,000	9.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Evans Towne Centre, Augusta, Georgia

On December 30, 2004, we purchased an existing shopping center known as Evans Towne Centre, containing 75,695 of gross leasable square feet. The center is located at 4274 Washington Road in Augusta, Georgia.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $8,830,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $117 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Publix	47,955	63	8.25	06/95	06/15

For federal income tax purposes, the depreciable basis in this property will be approximately $6,623,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Evans Towne Center was built in 1995. As of December 1, 2004, this property was 97% occupied, with a total 73,295 square feet leased to 14 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Evans Hibachi	2,800	01/06	32,200	11.50
Gorins Cafe & Grill	1,200	03/06	14,832	12.36
Great Expectations Precision Haircutters	2,100	04/06	28,119	13.39
Physical Therapy Associates	2,240	04/06	26,870	12.00
Classical Ballet Conservatory	1,600	06/06	21,424	13.39
Master Cleaners	1,200	09/06	15,600	13.00
Professional Network Support	1,600	12/06	18,960	11.85
Quizno's	1,600	01/07	20,800	13.00
The Augusta Chronicle	4,000	02/08	44,000	11.00
Mai Thai Restaurant	1,400	04/08	18,018	12.87
U.S. Nails	1,200	09/08	15,600	13.00
Sun Rayz Tanning	3,200	01/09	35,200	11.00
Top Shelf Cigar & Tobacco Shoppe	1,200	07/09	15,600	13.00
Publix	47,955	06/15	395,629	8.25

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Irmo Station, Columbia, South Carolina

On December 30, 2004, we purchased an existing shopping center known as Irmo Station, containing 99,619 of gross leasable square feet. The center is located at 7467 St. Andrews Road in Columbia, South Carolina.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $12,800,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $128 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Kroger	56,942	57	9.71	10/99	09/19

For federal income tax purposes, the depreciable basis in this property will be approximately $9,600,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Irmo Station was built in phases between 1980 and 1985, and an expansion of one tenant's space in 1999. As of December 1, 2004, this property was 91% occupied, with a total 90,960 square feet leased to 17 tenants. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)

Dr. John Edwards, DDS	1,750	03/05	31,500	18.00
Invitation Station	2,205	08/05	24,255	11.00
The Cutting Point	1,050	09/05	14,175	13.50
Dollar Tree Store	6,892	01/06	55,136	8.00
Pizza Hut	1,470	05/06	21,771	14.81
Julie Stephens Agency	1,050	06/06	13,497	12.85
Wilson Wireless	1,000	11/06	18,000	18.00
Columbia Conservatory	1,761	05/07	19,899	11.30
Irmo Interiors	2,000	07/07	30,000	15.00
Kroger Liquor	1,250	01/08	15,625	12.50
Firehouse Subs	1,750	06/08	29,750	17.00
Han's Alterations	1,050	03/09	14,595	13.90
Tripp's Cleaners	1,250	05/09	18,125	14.50
ITA Taekwondo Academy	2,940	10/09	33,810	11.50
Lovely Nails	1,050	12/09	13,650	13.00
Hemingway's Saloon	5,550	04/10	61,050	11.00
Kroger	56,942	09/19	552,800	9.71

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Green's Corner, Cumming, Georgia

On December 29, 2004, we purchased an existing shopping center known as Green's Corner, containing 82,792 of gross leasable square feet (which includes a ground lease space). The center is located at Georgia Highway 20 and Bethelview Road in Cumming, Georgia.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $12,768,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $154 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kroger	63,296	76	8.49	01/98	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $9,576,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Green's Corner was built in 1997. As of December 1, 2004, this property was 100% occupied, with a total 82,792 square feet leased to 11 tenants and one ground lease tenant. The following table sets forth certain information with respect to those leases:

	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Designer Cleaners	1,800	08/07	39,600	22.00
Blockbuster Video	6,000	09/07	99,000	16.50
The UPS Store	1,320	09/07	22,730	17.22
Subway	1,400	10/07	24,528	17.52
Great Clips	1,253	11/07	21,576	17.22
KB's BBQ & Rib Company	1,200	03/08	20,400	17.00
Golden Palace	2,793	04/08	48,905	17.51
Allstate Insurance	930	08/08	16,284	17.51
Cumming Nails & Tan	1,600	09/08	28,016	17.51
Bucks Pizza	1,200	01/09	19,800	16.50
McDonalds (Ground Lease)	*	01/17	49,280	N/A
Kroger	63,296	01/18	537,225	8.49

* To be determined.

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Newton Crossroads, Covington, Georgia

On December 29, 2004, we purchased an existing shopping center known as Newton Crossroads, containing 78,896 of gross leasable square feet. The center is located at Georgia Highway 20 and Brown Bridge Road in Covington, Georgia.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $10,087,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $128 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kroger	63,296	80	7.36	01/98	01/18

For federal income tax purposes, the depreciable basis in this property will be approximately $7,565,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Newton Crossroads was built in 1997. As of December 1, 2004, this property was 100% occupied, with a total 78,896 square feet leased to 11 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
H & R Block	1,200	04/05	19,464	16.22
Washington Mutual Bank	3,000	04/07	51,300	17.10
Great Clips	1,200	06/07	20,664	17.22
GNC	1,200	07/07	19,476	16.23
Subway	1,200	07/07	22,140	18.45
Daily Nails	1,200	08/07	21,648	18.04
Family Dentistry	1,800	10/07	32,724	18.18
Peking Chinese Restaurant	1,200	10/07	19,476	16.23
Just New Releases	1,800	04/08	30,096	16.72
Best Cleaners	1,800	07/12	42,012	23.34
Kroger	63,296	01/18	465,700	7.36

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Stilesboro Oaks, Acworth, Georgia

On December 29, 2004, we purchased an existing shopping center known as Stilesboro Oaks, containing 80,772 of gross leasable square feet. The center is located at State Highway 176 and Stilesboro Road in Acworth, Georgia.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $12,640,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $156 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Kroger, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Kroger	54,872	68	8.41	06/97	06/22

For federal income tax purposes, the depreciable basis in this property will be approximately $9,480,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Stilesboro Oaks was built in 19967. As of December 1, 2004, this property was 100% occupied, with a total 80,772 square feet leased to 13 tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Nail Lite	1,050	03/06	22,438	21.37
Blockbuster Video	6,300	04/06	96,957	15.39
Mr. Wonton Chinese Takeout	1,050	05/06	19,509	18.58
The UPS Store	1,400	05/06	24,094	17.21
Vintage Bottle Shop	3,500	07/06	63,000	18.00
Gondolier Pizza	1,400	08/06	24,878	17.77
Great Clips	1,050	09/06	20,653	19.67
GNC	1,400	04/07	24,094	17.21
Solar Dimension Tanning	1,750	04/07	29,890	17.08
Dickson's Tae Kwon Do Plus	2,800	05/07	42,000	15.00
Clothing Care Cleaners	2,450	05/09	69,727	28.46
Subway	1,750	08/09	28,875	16.50
Kroger	54,872	06/22	461,606	8.41

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Mesa Fiesta, Mesa, Arizona

On December 28, 2004, we purchased an existing shopping center known as Mesa Fiesta, containing 194,892 of gross leasable square feet. The center is located at South Alma School Road and Grove Avenue in Mesa, Arizona.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $36,855,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $189 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

Five tenants, Best Buy, Marshalls, Borders Books & Music, Comp USA and Oak Showcase, leases more than 10% of the total gross leasable area of the property. The leases with these tenants require the tenants to pay base annual rent on a monthly basis as follows:
			Base Rent
	Approximate		Per Square
	GLA Leased	% of Total	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To
Best Buy	39,482	20	11.35	09/94	08/08

Marshalls	31,500	16	11.50	02/95	01/10

Borders Books & Music	30,000	15	22.27	04/94	03/09

Comp USA	25,000	13	12.71	03/94	02/09

Oak Showcase	25,010	13	10.00	05/04	04/09

For federal income tax purposes, the depreciable basis in this property will be approximately $27,641,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Mesa Fiesta was built in 1994. As of December 1, 2004, this property was 100% occupied, with a total 194,892 square feet leased to eight tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Famous Footwear	8,000	03/07	97,600	12.20
Best Buy	39,482	08/08	448,121	11.35
Comp USA	25,000	02/09	317,750	12.71
Cost Plus World Market	18,900	02/09	288,225	15.25
Staples	17,000	02/09	225,803	13.28
Borders Books & Music	30,000	03/09	668,226	22.27
Oak Showcase	25,010	04/09	250,100	10.00
Marshalls	31,500	01/10	362,250	11.50

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Phenix Crossing, Phenix City, Alabama

On December 28, 2004, we purchased a newly constructed shopping center known as Phenix Crossing, containing 56,563 of gross leasable square feet. The center is located at 5408 Summerville Highway in Phenix, Alabama.

We purchased this property from an unaffiliated third party. Our total acquisition cost was approximately $10,065,000. This amount may increase by additional costs which have not yet been finally determined. We expect any additional costs to be insignificant. Our acquisition cost was approximately $178 per square foot of leasable space.

We purchased this property with our own funds. However, we expect to place financing on the property at a later date.

We do not intend to make significant repairs and improvements to this property over the next few years. However, if we were to make any repairs or improvements, the tenants would be obligated to pay a substantial portion of any monies spent pursuant to the provisions of their respective leases.

One tenant, Publix, leases more than 10% of the total gross leasable area of the property. The lease with this tenant requires the tenant to pay base annual rent on a monthly basis as follows:
Base Rent
	Approximate	% of Total	Per Square
	GLA Leased	Phase I	Foot Per	Lease	Term
Lessee	(Sq. Ft.)	GLA	Annum ($)	Beginning	To

Publix	38,997	69	11.95	06/04	06/24

For federal income tax purposes, the depreciable basis in this property will be approximately $7,549,000. When we calculate depreciation expense for tax purposes, we will use the straight-line method. We depreciate buildings and improvements based upon estimated useful lives of 40 and 20 years, respectively.

Phenix Crossing was newly constructed in 2004. As of December 1, 2004, this property was 95% occupied, with a total of 53,817 square feet leased to nine tenants. The following table sets forth certain information with respect to those leases:
	Approximate GLA Leased		Current Annual	Base Rent Per Square Foot
Lessee	(Sq. Ft.)	Lease Ends	Rent ($)	Per Annum ($)
Package Store	1,400	11/07	20,384	14.56
Ace Cleaners	1,400	06/09	22,400	16.00
Nail Salon & Day Spa	1,400	07/09	22,400	16.00
China Panda	1,400	07/09	22,400	16.00
Movie Gallery	4,200	08/09	56,700	13.50
Headstart Hair	2,220	08/09	35,520	16.00
Zeb's Seafood & Chicken	1,400	08/09	23,310	16.65
Blimpie	1,400	09/09	22,400	16.00
Publix	38,997	06/24	466,014	11.95

In general, each tenant will pay its proportionate share of real estate taxes, insurance and common area maintenance costs, although the leases with some tenants may provide that the tenant's liability for such expenses is limited in some way, usually so that their liability for such expenses does not exceed a specified amount.

Plan of Distribution

The following new subsection is inserted at the end of this section on page 360 of our prospectus.

Update

The following table updates shares sold in our offering as of December 30, 2004:

The following new subsection is inserted at the end of this section on page 360 of our prospectus.

Update

The following table updates shares sold in our offering as of December 30, 2004:
		Gross	Commission and fees	Net
	Shares	proceeds ($)	($) (1)	proceeds ($)

From our advisor	20,000	200,000	-	200,000

Our offering dated September 15, 2003:	214,282,878	2,142,748,794	223,854,582	1,918,894,212

Our second offering dated December 21, 2004	-	-	-	-

Shares sold pursuant to our distribution reinvestment program	3,078,962	29,250,137	-	29,250,137

Shares repurchased pursuant to our share repurchase program	(20,840)	(192,767)	-	(192,767)

	217,361,000	2,172,006,164	223,854,582	1,948,151,582

(1) Inland Securities Corporation serves as dealer manager of this offering and is entitled to receive selling commissions and certain other fees, as discussed further in our prospectus.